UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
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NVE Corporation
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11409 Valley View Road Eden Prairie, MN 55344-3617 www.nve.com

 Fellow Shareholders:

Fiscal 2016 was an important year as we positioned NVE for a bright future based on the Internet of Things. We dramatically increased R&D activities, introduced innovative new products, and solidified customer partnerships. We also returned a record amount of cash to shareholders.

Innovative New Products
Our growth strategy is new and improved products in the near term, targeting the fast-growing Internet of Things, and game-changing technology for the long term.

New products in the past year included:
    •  six-kilovolt high-voltage coupler models for smart grid and medical instruments;
    •  new angle sensors for energy and resource management; and
    •  new sensors for smart medical devices.

Customer Partnerships
We are proud to have some of the world’s most innovative and demanding customers. In the past year we extended our Supplier Partnering Agreement with St. Jude Medical, Inc., one of the largest suppliers of medical devices, through the end of 2020. We also extended our long-term Supply Agreement with Sonova AG, a leading hearing aid manufacturer.

More R&D
The total of customer- and company-sponsored R&D activities increased 52% in the past fiscal year to 20% of revenue. Key initiatives include smart-sensor interfaces for Internet of Things end-nodes.

Contract research and development revenue increased 379%. Contract R&D generates revenue, supports long-term product development, and builds intellectual property. For example, in the past year we successfully completed work under a U.S. Department of Agriculture grant on spintronic sensors for faster detection of food-borne pathogens. This brings us closer to commercialization. We also had a good year winning new R&D contracts, so our contract backlog remains strong.

Patents
New patents demonstrate the ingenuity of our scientists and engineers. In the past year we strengthened our intellectual property portfolio with three new patents, relating to tamper sensing, biosensors, and spin-dependent tunneling sensors.

Enhancing Shareholder Value
We have aggressively returned cash to improve your shareholder value. As the chart above shows, in the past fiscal year we returned more than $21 million to shareholders in the form of $19.4 million in dividends and $1.7 million in stock repurchases.

Future Growth
Our accomplishments the past year position us for leadership and growth. NVE is uniquely positioned with sensors and interfaces to provide innovative components for the burgeoning Internet of Things.

Sincerely,

Daniel A. Baker
President and Chief Executive Officer

Statements used in this letter that relate to future plans, events, or performance are forward-looking statements that are subject to certain risks and uncertainties including the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K and other reports filed with the SEC. The Company undertakes no obligation to update forward-looking statements.